UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.)
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Sirius XM Radio Inc.

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., New York City time, on Wednesday, May 25, 2011
Place:	The Auditorium The Equitable Center 787 Seventh Avenue New York, New York 10019
Items of Business:	1. To elect the eight directors listed herein;
2. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2011;
3. To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers;
4. To determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years; and
5. To transact any other business properly coming before the annual meeting and any adjournments thereof.
Who may Vote:	Stockholders of record at the close of business on April 5, 2011.
Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Wednesday, May 25, 2011:	We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we sent stockholders of record at the close of business on April 5, 2011, a Notice of Internet Availability of Proxy Materials (Notice) or a full set of proxy materials on or about April 15, 2011. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2010 via the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares via the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. If you received a paper copy of the proxy materials, please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

By Order of the Board of Directors,

PATRICK L. DONNELLY
Executive Vice President, General Counsel and Secretary

New York, New York
April 12, 2011

i

ii

1221 Avenue of the Americas
36th Floor
New York, New York 10020

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Radio Inc. to be held on Wednesday, May 25, 2011, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement is being distributed or made available, as the case may be, to stockholders on or about April 15, 2011.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of 2011 Annual Meeting of Stockholders, including:

•	the election of eight directors (the “Common Stock Directors”) to our board (Joan L. Amble, Leon D. Black, Lawrence F. Gilberti, Eddy W. Hartenstein, James P. Holden, Mel Karmazin, James F. Mooney and Jack Shaw — these eight nominees are referred to as the “Common Stock Director Nominees”), which will be voted upon by the holders of our common stock;

•	the ratification of the appointment of KPMG LLP as our independent registered public accountants, which will be voted upon by the holders of our common stock and our Series B-1 Preferred Stock, voting together as a single class;

•	the approval, in a non-binding, advisory vote, of the compensation paid to our named executive officers, which will be voted upon by the holders of our common stock and our Series B-1 Preferred Stock, voting together as a single class;

•	the determination, in a non-binding, advisory vote, of the frequency of future advisory votes on the compensation paid to our named executive officers, which will be voted upon by the holders of our common stock and our Series B-1 Preferred Stock, voting together as a single class; and

•	such other business that may properly be conducted at the annual meeting or any adjournment or postponement thereof.

An affiliate of Liberty Media Corporation owns all of the outstanding shares of our Series B-1 Preferred Stock. That holder of the Series B-1 Preferred Stock does not have the right to vote with the holders of our common stock to elect the Common Stock Directors at the annual meeting. Instead, the Series B-1 Preferred Stock is entitled to designate and elect members of our board of directors proportional to its interest in the company (the “Preferred Stock Directors”). John C. Malone, Gregory B. Maffei and David J.A. Flowers were first elected to our board of directors in 2009 as Preferred Stock Directors. Vanessa A. Wittman and Carl E. Vogel were elected to our board of directors in April 2011 as Preferred Stock Directors.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders.

What are the voting rights of the holders of our common stock and our preferred stock?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

The holder of our Series B-1 Preferred Stock does not have the right to vote with the holders of our common stock to elect the Common Stock Directors at the annual meeting. On all other matters submitted to a vote of the holders of our common stock, the holder of our Series B-1 Preferred Stock is entitled to slightly less than 207 votes per share of Series B-1 Preferred Stock, voting together with the holders of our common stock as a single class. On the Record Date, 3,943,147,483 shares of our common stock were outstanding. In addition, 12,500,000 shares of our Series B-1 Preferred Stock, representing aggregate voting power of 2,586,976,762 shares of common stock, were outstanding.

As of the Record Date, holders of our common stock held approximately 60% of the general voting power, and holders of our Series B-1 Preferred Stock held approximately 40% of the general voting power. General voting power refers to all securities entitled to vote at the annual meeting. With respect to an individual proposal, voting power refers to all securities entitled to vote on that proposal.

What vote is required to approve each item?

Assuming the presence of a quorum, Common Stock Directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the eight Common Stock Director Nominees who receive the most votes cast by the holders of shares of our common stock will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of the Common Stock Directors. You may vote “For” or “Withhold” with respect to each Common Stock Director Nominee.

The affirmative vote of the holders of a majority of the voting power of our common stock and our Series B-1 Preferred Stock, voting together as a single class, present in person or represented by proxy, and entitled to vote on the matter is required for any other proposal, including the ratification of the appointment of KPMG LLP as our independent registered public accountants, the proposal relating to the advisory vote on executive compensation and the proposal relating to the advisory vote on the frequency of future votes on executive compensation. You may vote “For,” “Against” or “Abstain” with respect to the ratification of the appointment of KPMG LLP as our independent registered public accountants and the advisory vote on the compensation paid to our named executive officers. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, you may vote for every “One Year,” “Two Years,” “Three Years” or “Abstain.”

For all of these proposals, other than the election of directors, any “Abstain” vote will have the same effect as a vote against the proposal, and a broker non-vote will have no effect in determining whether the proposal relating to the advisory vote on executive compensation and the proposal relating to the advisory vote on the frequency of future votes on executive compensation are approved because the shares subject to the broker non-vote will not be deemed “present and entitled to vote” on the proposals.

When will voting results be available?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders as of April 5, 2011 (the “Record Date”), or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock and our Series B-1 Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What is a broker non-vote?

Brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accountants, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as the other proposals to be considered at the annual meeting. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Item 1 (election of the eight directors listed herein) and Items 3 and 4 (relating to advisory votes on executive compensation) are counted.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (election of directors) and Items 3 and 4 (relating to advisory votes on executive compensation), the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

How do I vote?

Stockholders of record can vote as follows:

•	By Internet: Stockholders may vote through the Internet at www.proxyvoting.com/siri by following the instructions included on your Notice or proxy card. You will need the 12-digit Control Number included on the Notice or proxy card to obtain your records and to create an electronic voting instruction form.

•	By Telephone: Stockholders may vote by telephone 1-866-540-5760 by following the instructions included with your proxy card. You will need the 12-digit Control Number included on the proxy card in order to vote by telephone.

•	By Mail: Stockholders who received a proxy card along with a proxy statement from us or requested a proxy card from us, may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

If your shares are held in “street name,” you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Tuesday, May 24,

2011. Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 24, 2011. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary to request that only a single copy of our proxy statement be mailed in the future.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy;

•	Executing and delivering a later dated proxy card or submitting a later dated vote by telephone or the Internet; or

•	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Who will count the votes?

A representative of BNY Mellon Shareowner Services will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Whom am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to represent you at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

SIRIUS XM is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2012 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, to the attention of the Corporate Secretary, no later than the close of business on December 30, 2011.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2012 Annual Meeting of Stockholders, such a proposal must be received by the Corporate Secretary on or after February 25, 2012 but no later than March 16, 2012. In the event that the date of the 2012 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2011 Annual Meeting of Stockholders, notice must be received no earlier than the 90th day prior to such annual meeting and not later than the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2012 Annual Meeting of Stockholders is first made. In addition, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

ELECTION OF COMMON STOCK DIRECTORS
(Item 1 on Proxy Card)

Eight Common Stock Directors will be elected at the annual meeting. Currently, there are thirteen members of our board of directors — eight Common Stock Directors and five Preferred Stock Directors. John C. Malone, Gregory B. Maffei, David J.A. Flowers, Vanessa A. Wittman and Carl E. Vogel have been elected as Preferred Stock Directors. The Nominating and Corporate Governance Committee of our board of directors has nominated the eight Common Stock Director Nominees after consideration of such individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

The Nominating and Corporate Governance Committee believes that a well functioning board includes a diverse group of individuals that bring a variety of complementary skills and experiences. Although the board of directors does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Nominating and Corporate Governance Committee may, pursuant to its charter, take into account in identifying director candidates. The Nominating and Corporate Governance Committee generally considers each Common Stock Director Nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a body, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our Common Stock Director Nominees should serve on the board are generally described in the biographical information below. The experience, qualifications, attributes or skills of the Preferred Stock Directors are also described below.

Set forth below are the eight Common Stock Director Nominees to be elected by the holders of our common stock to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified and the five Preferred Stock Directors that will serve until their respective successors have been duly elected and qualified pursuant to the Certificate of Designations for the Series B-1 Preferred Stock.

To be elected as a director, each Common Stock Director Nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any Common Stock Director Nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each Common Stock Director Nominee has expressed his or her intention to serve.

Biographical information about this year’s nominees:

Common Stock Director Nominees

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Joan L. Amble	57
Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM. Ms. Amble is the Executive Vice President and Corporate Comptroller for American Express Company and has served in that position since December 2003. Prior to joining American Express, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital. Ms. Amble also serves as a member of the board of directors of Broadcom, Inc.

Key Attributes, Experience and Skills:

Ms. Amble has extensive experience in financial accounting and systems, including experience in consumer oriented subscription businesses, such as American Express.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Leon D. Black	59
Mr. Black is the Chairman of the Board, Chief Executive Officer and a Director of Apollo Global Management, LLC and a Managing Partner of Apollo Management, L.P. which he founded in 1990 to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. He serves on the boards of directors of Apollo Global Management, LLC and the general partner of AP Alternative Assets. Mr. Black is a trustee of Dartmouth College, The Museum of Modem Art, Mt. Sinai Hospital, The Metropolitan Museum of Art, Prep for Prep, and The Asia Society. He is also a member of The Council on Foreign Relations and The Partnership for New York City. Mr. Black is also a member of the boards of FasterCures and the Port Authority Task Force. During the last five years, Mr. Black served as a director of United Rentals, AMC Entertainment, Wyndham International and Allied Waste, and was a member of the National Advisory Board of JPMorganChase.

Key Attributes, Experience and Skills:

Mr. Black’s experience in corporate finance is well renowned. He has extensive experience in arranging and structuring financings for enterprises worldwide, particularly enterprises with credit profiles similar to ours. In addition, Mr. Black’s experience in the private equity industry adds a long-term strategic perspective to the board’s deliberations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Lawrence F. Gilberti	60
Mr. Gilberti has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP.

Key Attributes, Experience and Skills:

Mr. Gilberti has served on our board since 1993, shortly after our founding. He brings a range of institutional knowledge and experience to the board in evaluating business proposals, assessing risks, and critiquing alternatives that the Nominating and Corporate Governance Committee believes is valuable.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Eddy W. Hartenstein	60
Mr. Hartenstein has been a director since July 2008 and has served as the chairman of our board since November 2009. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM. Mr. Hartenstein is the Publisher and CEO of the Los Angeles Times and has served in that position since August 2008. He is also Co-President of the Tribune Company, a position he has held since October 2010. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) from December 2003 until his retirement in December 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications, Inc. and Equatorial Communications Services Company. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, The City of Hope and Broadcom, Inc. Mr. Hartenstein also served as a director at Thomson Multimedia during the last five years.

Key Attributes, Experience and Skills:

As the former Chief Executive Officer of DIRECTV, Mr. Hartenstein has extensive experience in building, managing, marketing and operating a satellite service. He brings direct and highly relevant expertise to the board in such areas as: the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

James P. Holden	59
Mr. Holden has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company. Mr. Holden is a director of Speedway MotorSports, Inc., Motors Liquidation Corporation and the Lead Director of Snap-On Incorporated. Mr. Holden has also served as a director at Meridian Automotive and SMobile Systems during the last five years.

Key Attributes, Experience and Skills:

Mr. Holden has spent his career in the automotive business which is a key market for our services. Mr. Holden’s perspective on and knowledge of the workings, business and product planning processes, and individuals in the automotive industry are significant assets to the board and its deliberations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Mel Karmazin	67
Mr. Karmazin has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation.

Key Attributes, Experience and Skills:

Mr. Karmazin has spent his career in the media and entertainment industry, with particularly relevant experience in radio. Mr. Karmazin’s expertise in general management, finance and strategic planning is extremely valuable; in particular, his radio experience and his skills in the areas of revenue maximization, cost control, music and talk programming as well as government, public and investor relations position him uniquely to serve as a director. As our Chief Executive Officer, Mr. Karmazin provides the board not only with knowledge of our daily workings, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

James F. Mooney	56
Mr. Mooney has been a director since July 2003. Mr. Mooney is a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, and has served in that role since March 2003. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas.

Key Attributes, Experience and Skills:

Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications. His diverse experience is very useful in our business and budget planning process, in analyzing subscriber growth and its trends and subscriber churn, assessing marketing opportunities, evaluating personnel and compensation, assessing financing alternatives, and assessing and evaluating our long-term business plans.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Jack Shaw	72
Mr. Shaw has been a director since July 2008. From May 1997 until the closing of the merger with XM in July 2008, Mr. Shaw served as a director of XM. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Globecomm Systems, Inc.

Key Attributes, Experience and Skills:

As the retired Chief Executive Officer of Hughes Electronics, Mr. Shaw has broad experience in satellite systems and telecommunications infrastructures. This experience, together with his general management expertise, assists the board in evaluating satellite procurement programs, satellite insurance and redundancy proposals, and long-term network planning projects.

Preferred Stock Director Designees

Name	Age	Position, Principal Occupation, Business Experience and Directorships

John C. Malone	70
Mr. Malone has been a director since April 2009. Mr. Malone has served as the Chairman of the Board and a director of Liberty Media Corporation or its predecessor (as applicable, “Liberty Media”) since Liberty Media’s inception in 1994. Mr. Malone also served as Liberty Media’s Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (“TCI”), a cable television company that was Liberty Media’s former parent company, from November 1996 until March 1999, when TCI was acquired by AT&T, and as Chief Executive Officer of TCI from January 1994 to March 1997. Mr. Malone has served as Chairman of the Board of Liberty Global, Inc. (“LGI”) since June 2005, and served as Chairman of the Board of LGI’s predecessor, Liberty Media International, Inc., from March 2004 to June 2005. Mr. Malone served as a director of UnitedGlobalCom, Inc., now a subsidiary of LGI, from January 2002 to June 2005. Mr. Malone served as Chairman of the Board of DIRECTV from November 2009 to June 2010 and as Chairman of the Board of DIRECTV’s predecessor, The DIRECTV Group, Inc. (“DTVG”), from February 2008 to November 2009. Mr. Malone has served as a director of Discovery Communications, Inc. since September 2008 and served as Chairman of the Board of its predecessor, Discovery Holding Company (“DHC”), from March 2005 to September 2008, and as a director of DHC from May 2005 to September 2008. Mr. Malone has served as a director of (i) Expedia, Inc. since August 2005, and (ii) Ascent Media Corporation since January 2010. Mr. Malone served as a director of (i) Live Nation Entertainment, Inc. from January 2010 to February 2011, (ii) InterActiveCorp from May 2006 to June 2010, (iii) The Bank of New York Company, Inc. from June 2005 to April 2007 and (iv) Cablevision Systems Corp. from March 2005 to June 2005.

Key Attributes, Experience and Skills:

Mr. Malone co-founded Liberty Media and is considered by many to be one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Gregory B. Maffei	50
Mr. Maffei has been a director since March 2009. Mr. Maffei has served as a director Liberty Media since November 2005, and as its Chief Executive Officer and President since February 2006. He also served as Liberty Media’s CEO-Elect from November 2005 through February 2006. Prior to joining Liberty Media, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation during 2005 and as Chairman and Chief Executive Officer of 360networks Corporation from 2000 until 2005. Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000. Mr. Maffei has served as a director of Electronic Arts, Inc. since June 2003. Mr. Maffei served as a director of DIRECTV from November 2009 to June 2010 and as a director of its predecessor, DTVG, from February 2008 to November 2009. Mr. Maffei served as a director of Expedia, Inc. from 1999 to 2003, and as a director of Starbucks Corporation from 1999 to 2006. Mr. Maffei was also Chairman of the Board of Expedia, Inc. from 1999 to 2002.

Key Attributes, Experience and Skills:

Mr. Maffei brings to the board significant financial and operational experience based on his senior policy making positions at Liberty Media, Oracle, 360networks and Microsoft and his other public company experience.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

David J.A. Flowers	56
Mr. Flowers has been a director since April 2009. Mr. Flowers has served as a Senior Vice President of Liberty Media since October 2000 and the Treasurer of Liberty Media since April 1997. He was a Vice President of Liberty Media from June 1995 to October 2000. Mr. Flowers has served as a director of Interval Leisure Group, Inc. since August 2008.

Key Attributes, Experience and Skills:

Mr. Flowers brings to the board significant financial, investment and public company experience as a senior finance executive of a large public company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Vanessa A. Wittman	43
Ms. Wittman has been a director since April 2011. Ms. Wittman is Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. (“MMC”), a professional services company providing advice and solutions in the areas of risk, strategy, and human capital. Prior to joining MMC in September 2008, Ms. Wittman was Chief Financial Officer and Executive Vice President of Adelphia Communications Corp., a cable television company, from 2003 to 2007. Prior to Adelphia, Ms. Wittman served as Chief Financial Officer of 360networks, a wholesale provider of telecommunications services. She also has held positions with Microsoft, Metricom Inc. and Morgan Stanley & Co. Incorporated. Ms. Wittman serves as a director of kgb, an independent provider of directory assistance and enhanced information services. Ms. Wittman also served on the board of directors of Infospace, an internet search services company, from January 2003 to January 2008.

Key Attributes, Experience and Skills:

Ms Wittman has been the Chief Financial Officer of various public companies since 1997. She has held senior positions in multi-national companies throughout her career. She also has been a director at several companies, including serving as audit committee chair for a public company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Carl E. Vogel	53
Mr. Vogel has been a director since April 2011. Mr. Vogel is currently a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman, CEO and President. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the boards of directors and audit committees of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, Universal Electronics, Inc., a provider of wireless control technology for connected homes, NextWave Wireless Inc., a wireless technology company that develops, produces, and markets mobile multimedia and consumer electronic solutions, and is a member of the board of directors, audit committee and executive committee of Ascent Media Corporation.

Key Attributes, Experience and Skills:

Mr. Vogel brings executive level leadership experience in the communications industry as a result of his high level executive roles at Dish Network Corporation, Charter Communications Inc., and Liberty Media. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his role as a chief executive and senior finance executive of public companies.

What are the responsibilities of the board of directors?

The business and affairs of our company are managed by or under the direction of our board of directors. Our board oversees senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be Common Stock Directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible Common Stock Directors. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates to be Common Stock Directors. During 2010, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees to be Common Stock Directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a Common Stock Director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a Common Stock Director.

Who is the board’s chairman?

In November 2009, Eddy W. Hartenstein was elected the Chairman of the Board of Directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the chairman of the board to lead the board and assist the board in its fundamental role of providing advice to and independent oversight of management. Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy in the current business environment. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of The NASDAQ Global Select Market (“NASDAQ”). A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in April 2011. As part of this review, the committee reviewed written questionnaires submitted by directors. The questionnaires disclose transactions and relationships between each director or members of his immediate family, on one hand, and SIRIUS XM, other directors, members of our senior management and our affiliates, on the other hand.

As a result of this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and applicable NASDAQ listing standards, with the exception of Mel Karmazin, our Chief Executive Officer, and John C. Malone, Gregory B. Maffei and David J.A. Flowers, each of whom is an employee of Liberty Media Corporation. With respect to Joan L. Amble, the board evaluated ordinary course transactions during the last three fiscal years between us and the American Express Company, for which she serves as an executive officer, and found that the amount paid by us to American Express was less than 5% of American Express’ consolidated gross revenues during its last three fiscal years. Similarly, with respect to Vanessa A. Wittman, the board evaluated an ordinary course transaction that occurred during 2010 and 2011 between us and an indirect wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Ms. Wittman serves as an executive officer of MMC. The board found that the amount we paid to this MMC subsidiary was less than one tenth of one percent of MMC’s reported consolidated revenues in each of these years.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the of the Exchange Act and our Guidelines. The board has determined that all of the members of the Compensation Committee meet the independence requirements mandated by the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of

1986, as amended. The board has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by the NASDAQ listing standards applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

Our independent directors meet regularly in executive sessions.

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Copies of the charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The number of committee meetings held during 2010 is as follows: seven Audit Committee meetings, four Compensation Committee meetings and three Nominating and Corporate Governance Committee meetings.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions

Audit
Members: Joan L. Amble* Eddy W. Hartenstein James P. Holden James F. Mooney
• Selects our independent registered public accounting firm
• Reviews reports of our independent registered public accounting firm
• Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
• Monitors the effectiveness of the audit process
• Reviews adequacy of financial and operating controls
• Monitors corporate compliance program

Compensation
Members: Lawrence F. Gilberti* James P. Holden Jack Shaw	• Reviews our executive compensation policies and strategies • Oversees and evaluates our overall compensation structure and programs

Nominating and Corporate Governance
Members: Lawrence F. Gilberti James F. Mooney* Jack Shaw
• Develops and implements policies and practices relating to corporate governance
• Reviews and monitors implementation of our policies and procedures
• Assists in developing criteria for open positions as Common Stock Directors on the board of directors
• Reviews background information on potential candidates for Common Stock Directors and makes recommendations to the board of directors
• Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often did the board meet during 2010?

During 2010, there were seven meetings of our board of directors and the directors acted by written consent in lieu of a meeting once. Each director, other than Leon Black, attended more than 75% of the total number of meetings of the board and meetings held by committees on which he or she served. Mr. Black has regularly advised our directors and executive offices on various matters of significance, including financings and strategic transactions. Mr. Black has also made arrangements to have a colleague observe board meetings he has been unable to attend personally and brief him on the proceedings of the board.

Directors are also encouraged to attend the annual meeting of stockholders. Messrs. Flowers, Maffei, Shaw and Karmazin attended our 2010 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance — Contact our Board”.

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Director Compensation Table for 2010

The following table provides compensation information for the year ended December 31, 2010 for each of our non-employee directors. Directors who are our employees do not receive compensation for their services as directors.

					Change in
					Pension Value of
					Non-Qualified
				Non-Equity	Deferred
	Fee Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(2)	Awards(3)(4)	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)	($)	($)	($)	($)

Joan L. Amble	80,000	—	70,000	—	—	—	150,000
Leon D. Black	—	—	70,000	—	—	—	70,000
David J.A. Flowers	50,000	—	70,000	—	—	—	120,000
Lawrence F. Gilberti	70,000	—	70,000	—	—	—	140,000
Eddy W. Hartenstein	100,000	—	70,000	—	—	—	170,000
James P. Holden	50,000	—	70,000	—	—	—	120,000
Gregory B. Maffei	50,000	—	70,000	—	—	—	120,000
John C. Malone	50,000	—	70,000	—	—	—	120,000
James F. Mooney	60,000	—	70,000	—	—	—	130,000
Jack Shaw	50,000	—	70,000	—	—	—	120,000

(1)	Vanessa A. Wittman and Carl E. Vogel were elected to our board of directors in April 2011, did not receive any compensation from us in 2010 and are therefore not included in the table.

(2)	Non-employee directors were not awarded restricted stock units in 2010. At December 31, 2010, the aggregate number of unvested restricted stock units outstanding for each director was as follows: Ms. Amble — 0; Mr. Black — 47,425; Mr. Flowers — 0; Mr. Gilberti — 140,672; Mr. Hartenstein — 0; Mr. Holden — 140,672; Mr. Maffei — 0; Mr. Malone — 0; Mr. Mooney — 92,070; and Mr. Shaw — 0. The directors acquired the restricted stock units held by them as part of our former director compensation program. These restricted stock units will vest on the first anniversary of the date the person ceases to be a director.

(3)	The aggregate grant date fair values of stock option awards were computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	In 2010, non-employee directors were each awarded 102,015 options at an exercise price of $0.9994 per share with a grant date fair value of $70,000. At December 31, 2010, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble — 1,312,462; Mr. Black — 1,319,875; Mr. Flowers — 370,225; Mr. Gilberti — 1,063,757; Mr. Hartenstein — 1,358,462; Mr. Holden — 1,359,875; Mr. Maffei — 370,225; Mr. Malone — 370,225; Mr. Mooney — 1,319,875; and Mr. Shaw — 1,404,462.

As chairman of the board of directors, Mr. Hartenstein receives an annual cash retainer of $100,000. The other members of our board of directors each receive an annual cash retainer of $50,000. In addition, each member receives $70,000 in the form of options to purchase our common stock which are granted annually on the next business day following that year’s annual meeting of stockholders. All options to purchase our common stock awarded to our non-employee directors vest over a four-year period, with 25% vesting on each anniversary of the date of grant; provided that no options vest in a given year if, in the prior calendar year, the director failed to attend at least 75% of the meetings of the board.

Each director who serves as chair of a committee of the board of directors receives an additional annual cash retainer as follows: the audit committee chairwoman receives $30,000; the compensation committee chairman receives $20,000; and the nominating and corporate governance chairman receives $10,000.

Any director who fails to attend at least 75% of the meetings of the board of directors in any given year forfeits 25% of his or her compensation that is payable in cash. During 2010, all of our directors, other than Mr. Black, attended over 75% of the meetings of our board of directors.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors.

STOCK OWNERSHIP

Who are the principal owners of SIRIUS XM’s stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2011 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has or shares the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. We believe that the beneficial owner of the common stock listed below, based on information furnished by this owner, has sole investment and voting power with respect to these shares.

	Shares Beneficially
	Owned as of
	February 28, 2011
Name and Address of Beneficial Owner of Common Stock	Number	Percent

Liberty Media Corporation(1)	2,586,976,762	40%
12300 Liberty Boulevard Englewood, CO 80112

(1)	Liberty Radio LLC, an affiliate of Liberty Media Corporation, owns 12,500,000 shares of our Series B-1 Preferred Stock. Each share of our Series B-1 Preferred Stock is convertible into 206.9581409 shares of our common stock. The number of shares shown in the table above reflects the aggregate number of shares of our common stock into which shares of our Series B-1 Preferred Stock is convertible.

How much stock do the directors and executive officers of SIRIUS XM own?

The following table shows the number of shares of common stock beneficially owned by each of our directors, each of our named executive officers and all of our directors and executive officers as a group as of February 28, 2011.

	Number of Shares
	of Common Stock	Percent
Name of Beneficial Owner	Beneficially Owned(1)	of Class

Joan L. Amble	584,170	*
Leon D. Black(2)	627,517	*
David J.A. Flowers(3)	67,052	*
Lawrence F. Gilberti	1,320,921	*
Eddy W. Hartenstein	630,170	*
James P. Holden	760,764	*
Gregory B. Maffei(3)	67,052	*
John C. Malone(3)	67,052	*
James F. Mooney(4)	681,262	*
Jack Shaw	676,170	*
Mel Karmazin	38,806,020	*
Scott A. Greenstein	4,606,303	*
James E. Meyer	5,865,793	*
Dara F. Altman	1,330,903	*
Patrick L. Donnelly	7,734,098	*
David J. Frear(5)	4,756,405	*
All Executive Officers and Directors as a Group (16 persons)	68,581,652	1.7%

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units that the individuals hold. Also included are the shares of common stock acquired under and held in our 401(k) savings plan as of February 28, 2011: Mr. Karmazin — 306,020 shares; Mr. Greenstein — 79,092 shares; Mr. Meyer — 83,995 shares; Ms. Altman — 44,349; Mr. Donnelly — 9,499 shares; and Mr. Frear — 77,718 shares.

(2)	Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (the “Apollo Funds”). The number of shares shown in the table are shares that Mr. Black owns directly and does not include any shares held by the Apollo Funds. Mr. Black disclaims beneficial ownership of any shares owned by the Apollo Funds.

(3)	Messrs. Flowers, Maffei and Malone are employees of Liberty Media Corporation, which beneficially owns 12,500,000 shares of our Series B-1 Preferred Stock, and they disclaim beneficial ownership of the shares owned by an affiliate of Liberty Media Corporation.

(4)	Includes 9,100 shares held as custodian for a child.

(5)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than ten percent of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act, as amended, except that David Frear, our Executive Vice President and Chief Financial Officer, did not timely file a Form 4 in July 2008 to disclose the conversion of 2,000 shares of common stock he held in XM Satellite Radio Holdings Inc. into 9,200 shares of our common stock upon consummation of the merger with XM.

GOVERNANCE OF THE COMPANY

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

•	The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risk.

•	The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) our executive in charge of internal audit (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to internal audit findings.

•	We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on calls to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

•	The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally.

•	The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•	Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, operational efficiency, government regulation, physical facilities, information technology infrastructure and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the company and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our common stock.

Our related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the board or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•	disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and Internal Revenue Code.

In 2010, there were no related party transactions that are required to be disclosed pursuant to the SEC rules and regulations.

Relationship with Liberty Media

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of the loans made were repaid during 2009 in cash from the proceeds of notes issued by us and XM.

As part of the transactions with Liberty Media, on February 17, 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media Corporation. Pursuant to the Investment Agreement, we agreed to issue to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock with a liquidation preference of $0.001 per share in partial consideration for the loan investments described herein. The preferred stock was issued on March 6, 2009, as described below. See “Relationship with Liberty Media — Issuance of the Preferred Stock”.

The preferred stock is convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion). Liberty Radio, LLC has agreed not to acquire more than 49.9% of our outstanding common stock for three years from the date the preferred stock was issued, except that Liberty Radio, LLC may acquire more than 49.9% of our outstanding common stock at any time after the second anniversary of such date pursuant to any cash tender offer for all of the outstanding shares of our common stock that are not beneficially owned by Liberty Radio, LLC or its affiliates at a price per share greater than the closing price of the common stock on the trading day preceding the earlier of the public announcement or commencement of such tender offer. The Investment Agreement also provides for certain other standstill provisions during such three year period.

The rights, preferences and privileges of the preferred stock are set forth in the Certificate of Designations of Convertible Perpetual Preferred Stock, Series B-1 (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware. The holder of our preferred stock is entitled to appoint a proportionate number of our board of directors based on its ownership levels from time to time. The Certificate of Designations also provides that so long as at least 6,250,000 shares of Series B-1 Preferred

Stock are outstanding, we need the consent of the holder of the Series B-1 Preferred Stock for certain actions, including:

•	the grant or issuance of our equity securities;

•	any merger or consolidation, or any sale of all or substantially all of our assets;

•	any acquisition or disposition of assets other than in the ordinary course of business above certain thresholds;

•	the incurrence of debt in amounts greater than a stated threshold;

•	engaging in a business different than the business currently conducted by us; and

•	amending our certificate of incorporation or by-laws in a manner that materially adversely affects the holders of the preferred stock.

The preferred stock, with respect to dividend rights, ranks on parity with our common stock, and with respect to rights on liquidation, winding-up and dissolution, ranks senior to our common stock. Dividends on the preferred stock are payable, on a non-cumulative basis, as and if declared on our common stock, in cash, on an as-converted basis.

Issuance of the Preferred Stock

On March 6, 2009, we issued 1,000,000 shares of our Series B-1 Preferred Stock and 11,500,000 nonvoting shares of Convertible Perpetual Preferred Stock, Series B-2 (the “Series B-2 Preferred Stock”) as provided in the Investment Agreement referred to above. All of the shares of our Series B-2 Preferred Stock were converted into 11,500,000 shares of Series B-1 Preferred Stock on April 21, 2009. The rights, preferences and privileges of the preferred stock are described in the Certificate of Designations. A summary of the terms of the Certificate of Designations is described above. The foregoing description of the Certificate of Designations does not purport to be a complete description of all of the terms of such Certificate of Designations and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to the Current Report on Form 8-K dated March 6, 2009 filed with the Securities and Exchange Commission.

Does SIRIUS XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our Chief Executive Officer, our Chief Financial Officer and the four other officers named in our Summary Compensation Table for 2011. We refer to these six officers throughout the CD&A and the accompanying tables as our “named executive officers.”

Executive Summary

Our compensation program for our named executive officers is designed to (1) recruit and retain highly qualified and effective executive talent with the skills and experience necessary to enhance stockholder value, (2) provide incentives to our executives to support our corporate strategy and business by rewarding performance that meets our key business objectives, and (3) align the interests of our executives with the interests of our stockholders.

We achieve these objectives through an executive compensation program consisting primarily of three elements: base salary; performance-based annual bonus and long-term equity compensation. We believe that these three elements, when taken together, provide an optimum mix of fixed compensation and short- and long-term incentives, and therefore serve as the most effective means of attracting, retaining and motivating executives with the skills and experience necessary to achieve our business goals and enhance stockholder value.

Fiscal Year 2010 Performance Summary

We had a very successful year in 2010 in light of ongoing challenges raised by the U.S. and global economy and we continued to invest in infrastructure, high-quality programming and our brand. In the face of the prevailing economic conditions, our performance was exceptional.

Our financial results exceeded our projections and were reflected in a 172% increase in our year-over-year stock price. These results are highlighted by the following:

•	achieving adjusted EBITDA growth of 35% to over $626 million in 2010;

•	increasing our 2010 revenue by 13.9% over 2009;

•	growing average monthly revenue per user (“ARPU”) by 7% as compared to 2009; and

•	increasing free cash flow by 14% to $210 million despite capital expenditures in 2010 that were $63 million above 2009 levels.

In addition, 2010 was marked by key subscriber and content-based achievements and other measures that contributed to our continued growth and success, including:

•	increasing our net subscriber additions by over 1.4 million as compared to a loss of approximately 230,000 subscribers in 2009;

•	reducing our average monthly subscriber churn to 1.9%, down from 2.0% in 2009;

•	increasing our conversion rate, the percentage of owners and lessees of new vehicles that receive our service and convert to become self-paying subscribers after an initial promotional period, to 46.2% as compared to 45.4% in 2009;

•	negotiating new long-term programming agreements with Howard Stern and the NFL;

•	adding compelling content to our service while reducing programming expenses; and

•	successfully constructing, launching and commissioning of our XM-5 satellite.

In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include: adjusted EBITDA; average monthly revenue per subscriber (“ARPU”); and free cash flow. We also use in this CD&A subscriber churn and conversion rate, two performance metrics which management uses in measuring our business. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the footnotes contained in our Annual Report for the year ended December 31, 2010 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures and reconciliations to the most directly comparable GAAP measure and a discussion of these other performance metrics.

Fiscal Year 2010 Pay Implications

Performance-Based Discretionary Annual Bonuses.  None of our named executive officers or employees is entitled to a guaranteed bonus. Following the end of 2010, the Compensation Committee met to determine whether to exercise its discretion to pay bonuses to our named executive officers with respect to 2010. In making this determination, the Compensation Committee carefully reviewed our performance against various key metrics included in our budget and business plan for 2010, including our efforts to increase subscribers, revenue, adjusted EBITDA, free cash flow and OEM conversion rate and to control subscriber churn and operating expenses.

Following its review of our 2010 performance, which the Compensation Committee determined to be exceptional, the Compensation Committee exercised its discretion and approved a cash bonus pool to be divided among our employees, other than the named executive officers, and approved the individual amounts to be granted to our named executive officers. The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2010 corporate performance, his or her individual contributions and performance in his or her functional areas of responsibility and, with respect to all named executive officers other than himself, upon recommendations made by Mr. Karmazin, our Chief Executive Officer. The amount of Mr. Karmazin’s bonus was approved by the board of directors following a recommendation from the Compensation Committee. The amount of the bonus paid to each named executive officer, and the specific factors taken into consideration in determining such amounts, is set forth below under the heading “Executive Compensation Elements”.

Long-Term Equity Grants.  We made a broad-based grant of stock options to our employees in 2010, including Ms. Altman and Mr. Frear, who received options to purchase 1,052,300 shares and 2,244,800 shares, respectively. The specific number of options granted to each of these named executive officers was determined by the Compensation Committee with the assistance of our Chief Executive Officer, as further described under “— Long-Term Incentive Compensation — Process”. In addition, we granted options to purchase 13,163,495 shares to Mr. Donnelly in connection with his entering into an extended employment agreement with us in 2010. There were no other long-term equity grants to any of our other named executive officers in 2010.

Base Salary Increases.  Mr. Donnelly’s base salary was increased in connection with his entering into an extended employment agreement in 2010, as described below. In 2010, Mr. Greenstein’s base salary increased from $850,000 to $925,000, and Mr. Meyer’s base salary increased from $950,000 to $1,100,000. These salary increases were negotiated with Messrs. Greenstein and Meyer in 2009 as part of the execution of new employment agreements with each of them. There were no other contractual base salary increases for any of our other named executive officers in 2010.

Employment Agreement with Mr. Donnelly.  Consistent with our practice for our other named executive officers, we entered into a new employment agreement with Mr. Donnelly in 2010. The extended agreement, which is described in more detail below under the heading “Potential Payments upon Termination or Change-in-Control — Employment Agreements,” increased Mr. Donnelly’s base salary to $575,000 from $525,000 and provided him with a grant of options to purchase 13,163,495 shares of our common stock at an exercise price of $0.6669 per share (the last sale price of our common stock on the NASDAQ prior to the execution of the agreement), which vests generally over four years, subject to his continued employment. The Compensation Committee determined that the increase in base salary and grant of options was appropriate in light of Mr. Donnelly’s performance and necessary for us to retain and continue to properly incentivize him.

Overall Program Objectives and Processes

Program Objectives

We strive to attract, motivate and retain high-quality executives with the skills and experience necessary to achieve our key business goals and enhance stockholder value by providing total compensation that is largely performance-based and competitive with the various markets and industries in which we compete for talent. We strive to provide incentives to align the interests of our executives with those of our stockholders and deliver levels of compensation that we believe are commensurate with performance.

We achieve these objectives through three primary compensation elements:

•	a base salary;

•	a performance-based discretionary annual bonus that constitutes the short-term incentive element of our program; and

•	grants of stock options that constitute the long-term incentive element of our program.

The Compensation Committee believes that this three-part approach is consistent with programs adopted by companies with which we compete for executive talent and best serves the interests of our stockholders. The approach is an effort to meet the requirements of the competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders.

The Compensation Committee believes that delivering compensation in the form of, or based on the value of, our common stock promotes alignment between executive performance and stockholder interests. Accordingly, the value of our common stock represents a large portion of our executives’ long-term compensation, including through grants of stock options and matching contributions in the form of our common stock under our Sirius XM 401(k) Savings Plan. Compensation for our executives also involves a high proportion of pay that is “at risk” — namely, the discretionary annual bonus and the value of equity-based awards. This “at risk” compensation is used to motivate executives to achieve goals and objectives that support our business plan and align executives with the short- and long-term interests of our stockholders.

Total Compensation for Named Executive Officers

The Compensation Committee’s goal is to award compensation that incentivizes our named executive officers to enhance value for our stockholders and is reasonable when all elements of potential compensation are considered. In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled under his or her employment agreement, including compensation payable upon termination of employment (The named executive officers are employed pursuant to agreements described under “Potential Payments upon Termination or Change-in-Control — Employment Agreements” below.) In making its decisions regarding compensation for 2010, the Compensation Committee reviewed as part of its decision-making process the total compensation potentially payable to, and the benefits accruing to, each named executive officer.

Processes and Compensation Decisions

The Compensation Committee is responsible for developing and maintaining compensation programs for our named executive officers. The Compensation Committee has strived to design these compensation programs with great care, focusing first and foremost on the incentives that the programs promote. The Compensation Committee is keenly aware of the heightened sensitivity that compensation programs have been subjected to in recent years, particularly with regard to pay packages that could be deemed excessive. In the final analysis, the Compensation Committee believes that our ability to recruit and retain top executive talent is essential to our long-term success. We operate in a highly competitive industry and the competition we face is increasing. Accordingly, the Compensation Committee believes it has successfully balanced the sometimes competing obligations to make decisions which meet the needs of our company against various “one-size-fits-all” legislative, regulatory and “best practice” mandates.

The Compensation Committee regularly reviews our compensation practices to assess — in light of current market conditions, the status of our business and development and our financial condition and prospects — whether our existing compensation structure properly advances the near- and long-term interests of our stockholders. The Compensation Committee did not employ a compensation consultant in 2010, relying instead on the significant experience and informed judgment of its members in making executive compensation-related decisions.

The Compensation Committee does not attempt to set compensation levels for each executive within a particular range related to levels provided by peers. Instead, the Compensation Committee occasionally uses informal market comparisons as one of many factors in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, historical compensation, internal pay relationship, complexity and importance of roles and responsibilities, leadership and growth potential.

In determining compensation element levels, including the annual grants of stock options, for each named executive officer (other than the Chief Executive Officer); the Compensation Committee also consults with and considers the recommendations and input of our Chief Executive Officer.

The Compensation Committee expects to review our compensation programs in 2011 with a view to ensuring that they continue to provide the correct incentives and are properly sized given the scope and complexity of our business and the competition we face. We have adopted a 2011 bonus program for our named executive officers (other than our Chief Financial Officer) under our 2009 Long-Term Stock Incentive Plan. The awards made under the bonus program are intended to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code. The bonus program provides for a bonus pool which is based on a percentage of EBITDA, provided that no bonus amount is payable if we do not achieve a specified level of EBITDA. We expect to continue to respond to changes in economic conditions and our business with innovation and flexibility, as needed, to advance our objectives of motivating, attracting and retaining high-quality executives with the skills and experience necessary to achieve our key business objectives and increase stockholder value.

Executive Compensation Elements

Our practices with respect to the primary compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining key compensation elements for the named executive officers for 2010.

Base Salary

Objectives.  The objective of base salary is to reflect job responsibilities, value to us, individual performance and market competitiveness. Salaries often are reviewed in connection with the extension of an employment agreement.

Process.  Base salaries for named executive officers are determined consistent with their employment agreements. The minimum salaries set forth in the employment agreements and the amount of any increase over these salaries are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available and deemed relevant, salary norms for persons in similar positions at comparable companies;

•	the expertise and past performance of the individual executive;

•	the executive’s salary history and his or her total compensation, including other cash bonus and stock based awards;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of our Chief Executive Officer (except as to his own compensation).

In setting base salaries, the Compensation Committee also considers the importance of linking a high proportion of each executive officer’s compensation to performance in the form of the discretionary annual bonus as well as long-term stock-based compensation, which is tied to our stock price performance.

2010 Base Salary Decisions.  During 2010, our Compensation Committee approved an increase in the base salary of Mr. Donnelly beginning in January 2010 from $525,000 to $575,000 as part of an agreement to extend his employment. The Compensation Committee believed this increase was appropriate given the competitive market for his services and his individual performance. In 2010, Mr. Greenstein’s base salary increased from $850,000 to $925,000 and Mr. Meyer’s base salary increased from $950,000 to $1,100,000. These salary increases were negotiated with Messrs. Greenstein and Meyer in 2009 as part of the execution of new employment agreements with each of them.

In 2010, Messrs. Meyer and Donnelly waived the increase in their base salaries that each would have been entitled to in 2011 under their employment agreements. We did not solicit those waivers; rather Messrs. Meyer and Donnelly approached us regarding the contractually required increases in their salaries after weighing factors important to each of them. We understand that Messrs. Meyer and Donnelly waived their increases in base salaries principally as a demonstration of leadership and a signal to our employees that any increase in their compensation would be based on our performance in the form of bonuses and increases in the value of their stock options. In January 2011, Mr. Greenstein’s base salary increased from $925,000 to $1,000,000 as required by the terms of his employment agreement.

Annual Bonus

Objectives.  The Compensation Committee may award any annual bonuses in cash, restricted stock, restricted stock units or a combination thereof. The Compensation Committee believes that discretionary bonuses, as opposed to formula-based bonuses, provide the best means of incentivizing our named executive officers to enhance stockholder value. Our bonus approach allows the Compensation Committee to take into consideration all factors relevant to an executive’s performance without being limited by specified financial or operational metrics.

The bonuses approved by the Compensation Committee for 2010 were intended to achieve two principal objectives:

•	to link compensation with performance that enhances stockholder value, as measured at the company and individual levels; and

•	to reward our named executive officers based on individual performance and contributions to the company.

Process.  Although our annual bonus awards are discretionary, the Compensation Committee employed the process described below to assist in shaping its decision and assist in evaluating whether it was appropriate to award bonuses to our named executive officers with respect to 2010. The Compensation Committee may not employ the same process, or may adopt a modified or wholly different process, in making future bonus decisions.

After the end of the year, the Compensation Committee evaluated our actual performance against a variety of operating metrics to determine the appropriate funding of a bonus pool for all employees, other than our named executive officers. As part of such evaluation, the Compensation Committee considered our increase in subscribers, revenue, adjusted EBITDA, free cash flow and conversion rate and results in controlling subscriber churn and operating expenses, additional accomplishments and other factors the Compensation Committee deemed relevant. For named executive officers (other than himself), our Chief

Executive Officer recommended to the Compensation Committee individual bonus amounts, taking into account the responsibilities and contributions of each individual during the year and our performance. These amounts were reviewed and discussed with the Compensation Committee by our Chief Executive Officer and, following consideration by the Compensation Committee, the amounts were approved or modified. For the Chief Executive Officer, the Compensation Committee reviewed his performance for the year, determined that he should receive a bonus and determined the bonus amount, which amount was then reviewed and approved by the board of directors. The Compensation Committee determined that the bonuses to our named executive officers would be paid in cash. The bonus awards to our named executive officers are described below and are reflected in the Summary Compensation Table.

Payment of Discretionary Bonuses for 2010.  The annual bonus for Mr. Karmazin is discussed below under “Related Policies and Considerations — Compensation of our Chief Executive Officer.”

Mr. Greenstein was awarded a bonus for his contributions during the year, including his role in the continued enhancement of our programming, such as the negotiation of a new agreement with the NFL; securing and creating additional compelling and exclusive content, such as Rosie Radio, Dr. Laura Schlessinger and our Fantasy Sports channel; reducing the costs of certain programming and streamlining and introducing efficiencies into our programming operations; reducing our churn; the sale of advertisements on our non-music channels and contribution to our sale of “best of” programming packages; refining our brand awareness; and understanding and analyzing customer satisfaction levels as they relate to our programming and content offerings.

Mr. Meyer was awarded a bonus for his contributions during the year, including his role in our addition of over 1.4 million net subscribers in 2010; generating $210 million in free cash flow; reducing subscriber churn and introducing systems and processes to assist in understanding overall subscriber churn; increasing monthly average revenue per user; increasing our self-pay conversion rate; reducing subscriber acquisition costs; introducing and marketing new data services; overseeing the development of our transmission and radio technology; building our business in pre-owned vehicles, including establishing agreements with automakers for certified pre-owned programs; and the continuing integration of our legacy operations.

Mr. Donnelly was awarded a bonus for his contributions during the year, including his regular on-going contributions as our general counsel, such as the management of complex legal and regulatory issues; his role in managing and attempting to reduce our legal expenses in face of the increasing complexity of our business; assisting in the negotiation and execution of various agreements with programming providers and other essential third parties; and his efforts in the continued integration of our legacy operations, including the continuing integration and rationalization of our legal staff to meet our current and future needs.

Mr. Frear was awarded a bonus for his contributions during the year, including his regular on-going contributions as our chief financial officer and his role in increasing our adjusted EBITDA by 35%; increasing our free cash flow by 14% to $210 million; successfully managing balance sheet opportunities to replace certain high cost debt with more attractive financing; managing the construction, launch and commissioning of our XM-5 satellite; overseeing our investments in XM Canada and SIRIUS Canada and negotiating the pending combination of those companies; and his efforts in the continued integration of our legacy operations, particularly in the areas of information technology and financial planning and reporting.

Ms. Altman was awarded a bonus for her contributions during the year, including her regular on-going contributions as our chief administrative officer and her role in managing our human resources function, and facilities and security operations; supervising the evaluation, management and consolidation of our real estate holdings; overseeing our DC-based operations; and her role in the continued integration of our legacy operations.

Based on the foregoing, the Compensation Committee approved the specific bonus amount set forth in the Summary Compensation Table for each of the above named executive officers.

2011 Considerations.  In 2011, the Compensation Committee intends to determine the overall bonus funding for our employees (other than the named executive officers) by evaluating our performance against our 2011 business plan as approved by our board of directors, including operating metrics such as total subscribers, cash, revenue, adjusted EBITDA, subscriber acquisition costs per gross addition, churn, operating expense growth, and other factors that it determines are appropriate. The Compensation Committee intends to adopt a similar process for determining our named executive officers’ bonuses for 2011 as it has done in the past.

Long-term Incentive Compensation

Objectives.  The Compensation Committee grants long-term incentive awards in the form of stock options to directly align compensation for our executive officers over a multi-year period with the interests of our stockholders by motivating and rewarding actions that create or increase long-term stockholder value. The Compensation Committee determines the level of long-term incentive compensation based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the objectives of the compensation program described above.

Process.  Our Compensation Committee grants long-term incentive compensation in the form of stock options because our Compensation Committee believes that our stock option program properly balances the goals of incentivizing our executives to create and sustain long-term stockholder value and retaining our executives in a competitive labor environment. Stock options have an exercise price equal to the market price on the date of grant, and therefore provide value to the executives if the executives create value for our stockholders. In addition, stock options generally vest over a period of four years, generally subject to the executive’s continued employment, which incentivizes the executives to sustain increases in stockholder value over extended periods of time. The specific number of options granted to each of Ms. Altman and Mr. Frear was determined by the Compensation Committee with the assistance of our Chief Executive Officer and by using their informed judgement, taking into account the executive’s role and responsibilities within the company and the overall performance of the company and our common stock, and was not based on any specific quantitative or qualitative factors. As part of that process, the Compensation Committee considered the value and structure of the awards, which vest over a four year period, as a retention tool. With respect to Mr. Donnelly, the number of options granted to him was based on negotiations between us and Mr. Donnelly as part of the execution of his new employment agreement.

2010 Stock Option Grants.  In 2010, we granted long-term incentive compensation, in the form of stock options, to each of Messrs. Donnelly and Frear and Ms. Altman. The stock options awarded by the Compensation Committee in 2010 to these three named executive officers are identified in the Grants of Plan-Based Awards Table for 2010. The option grant to Mr. Donnelly was made in accordance with our practice of making option grants to named executive officers upon entering into extended employment agreements with us, and the option grant to each of Ms. Altman and Mr. Frear was made as part of a broad-based option grant to our employees. The Compensation Committee did not grant any option awards to Messrs. Karmazin, Greenstein and Meyer in 2010 because they each received grants of options awards as part of entering into new employment arrangements with us in 2009, and those options are expected to be their primary long-term incentive compensation during the term of their employment agreements. Messrs. Karmazin, Greenstein, Meyer and Donnelly did not participate in our broad-based stock option grants in 2010.

The stock options granted to our named executive officers in 2010 vest in equal installments over four years, generally subject to the officer’s continued employment through the vesting period, which enhances the retention value of the award and incentivizes the officers to create and sustain long-term value for our stockholders.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) plan, including the matching component of that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees. We do not sponsor or maintain any other retirement or deferred compensation plans for any of our employees in addition to our Sirius XM 401(k) plan.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that, except as to Mr. Meyer, are substantially the same as those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

Mr. Meyer’s principal residence is in Indianapolis, Indiana. We reimburse Mr. Meyer for the reasonable costs of an apartment in the New York metropolitan area and other incidental living expenses, up to a maximum of $5,000 per month for rent. We also reimburse Mr. Meyer for the reasonable costs of coach class air-fare from his home in Indianapolis, Indiana, to our offices in New York City. We also pay Mr. Meyer an additional amount to hold him harmless as a result of any federal, state or New York City income taxes imputed in respect of the expenses we reimburse him for.

Payments to Named Executive Officers Upon Termination or Change-in-Control

The employment agreements with our named executive officers provide for severance payments and, in connection with a severance that occurs after a change-in-control, additional payments (including tax “gross-up” payments to protect the named executive officers from so-called “golden parachute” excise taxes that could arise in such circumstances). These arrangements vary from executive to executive due to individual negotiations based on each executive’s history and individual circumstances.

We believe that these change-in-control arrangements mitigate some of the risk that exists for executives working in our industry. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky.

There is a possibility that we could be acquired in the future. We believe that severance payments in connection with a change-in-control transaction are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Related Policies and Considerations

Compensation of our Chief Executive Officer

In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. In June 2009, Mr. Karmazin’s employment agreement was extended through the end of 2012. The material terms of Mr. Karmazin’s employment agreement are described below under “Potential Payments Upon Termination and Change-in-Control — Employment Agreements — Mel Karmazin.”

The terms of Mr. Karmazin’s employment were established by negotiations between Mr. Karmazin and the Compensation Committee. The Compensation Committee did not retain an independent compensation consultant to advise them in the negotiation of Mr. Karmazin’s compensation arrangements or to assess the reasonableness of the compensation arrangements. The Compensation Committee concluded that, in its business judgment, Mr. Karmazin’s qualifications and experience as chief executive officer, particularly in radio, were uniquely suited to our needs, and that the compensation, including the base salary and stock option components of his compensation, was, taken as a whole, appropriate under the circumstances.

Mr. Karmazin did not receive a bonus in respect of the year ended December 31, 2008. In February 2010, with respect to his performance in 2009, the Compensation Committee awarded a cash bonus to Mr. Karmazin of $7,000,000 in recognition of his performance and our corporate performance. In February 2011, the Compensation Committee awarded a cash bonus to Mr. Karmazin of $8,400,000 in recognition of his performance and our corporate performance in 2010, including:

•	increasing our net subscribers additions by over 1.4 million, an increase of over 1.6 million net subscriber additions over 2009;

•	achieving adjusted EBITDA growth of 35% to over $626 million in 2010;

•	increasing our 2010 revenue by 13.9% over 2009 levels;

•	growing ARPU by 7% as compared to 2009;

•	increasing free cash flow by 14% to $210 million despite capital expenditures in 2010 that were $63 million over 2009 levels;

•	reducing our monthly average churn;

•	negotiating new programming agreements;

•	overseeing the successful construction, launch and commission of our XM-5 satellite;

•	creating a corporate culture that fosters quality, creativity and innovation to differentiate our content and services;

•	adding compelling content to our services while reducing programming expenses; and

•	establishing Sirius XM as the second largest subscription-based media company in the United States.

Policy with Respect to Internal Revenue Code Section 162(m)

In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation that we pay to our Chief Executive Officer or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under Section 162(m).

In 2011, the Compensation Committee adopted a plan applicable to annual bonuses for our Chief Executive Officer and the four most highly compensated executive officers, other than our Chief Financial Officer. The Committee anticipates that this plan will result in tax deductibility for any compensation we pay to such executive officers that exceeds $1 million in any taxable year. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

Lawrence F. Gilberti, Chairman
James P. Holden
Jack Shaw

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our four other most highly compensated executive officers who served in such capacities as of December 31, 2010 for services rendered to us during each of the past three fiscal years. These six officers are referred to herein as the named executive officers.

				Stock	Option	All Other
		Salary	Bonus(2)	Awards(3)	Awards(3)	Compensation(4)	Total(5)
Name and Principal Position	Year	$	$	$	$	$	$

Mel Karmazin	2010	1,500,000	8,400,000	—	—	7,350	9,907,350
Chief Executive Officer	2009	1,250,000	7,000,000	—	35,209,440	7,350	43,466,790
	2008	1,250,000	—	—	—	6,900	1,256,900
Scott A. Greenstein	2010	925,000	1,150,000	—	—	7,350	2,082,350
President and Chief	2009	850,000	1,000,000	850,035	7,986,116	27,134	10,713,285
Content Officer	2008	845,834	—	440,003	1,123,873	6,900	2,416,610
James E. Meyer	2010	1,100,000	1,500,000	—	—	159,888	2,759,888
President, Operations and Sales	2009	950,000	1,250,000	1,000,022	11,500,278	176,632	14,876,932
	2008	945,834	—	512,502	1,309,025	152,967	2,920,328
Dara F. Altman(1)	2010	446,332	700,000	—	750,046	7,350	1,903,728
Executive Vice President and	2009	446,332	600,000	500,029	750,139	19,006	2,315,506
Chief Administrative Officer	2008	92,986	—	—	—	—	92,986
Patrick L. Donnelly	2010	573,301	900,000	—	6,000,000	7,350	7,480,651
Executive Vice President,	2009	525,000	750,000	600,020	1,000,336	21,328	2,896,684
General Counsel and Secretary	2008	522,917	—	300,001	—	6,900	829,818
David J. Frear	2010	750,000	1,000,000	—	1,600,022	7,350	3,357,372
Executive Vice President	2009	750,000	850,000	700,012	1,000,336	23,650	3,323,998
and Chief Financial Officer	2008	631,251	—	1,292,002	3,897,033	6,900	5,827,186

(1)	Information for Ms. Altman is included for the period after September 26, 2008, the date she became an employee.

(2)	No bonuses were paid for 2008.

(3)	The aggregate grant date fair value of restricted stock unit and stock option awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. Mr. Karmazin did not receive equity-based awards in 2008 or 2010.

(4)	For each named executive officer in 2010, the amount in the “All Other Compensation” column reflects $7,350 of matching contributions by us under our 401(k) savings plan paid in the form of shares of our common stock. “All Other Compensation” for Mr. Meyer also includes amounts reimbursed for temporary living and travel expenses, all of which are reimbursed based upon receipts. In 2010, Mr. Meyer was paid $50,000 for rent, $30,397 for travel, $3,105 for utilities. Travel-related expenses include airfare, taxi/car services, and other incidental travel-related costs. In addition, “All Other Compensation” for Mr. Meyer includes $69,036 for reimbursement of taxes associated with these expenditures in accordance with his employment agreement.

(5)	The amount of compensation reported for federal tax purposes for Mr. Karmazin in 2009 was $1,620,316. We are providing this information to highlight the difference between compensation reported under the SEC rules and compensation amounts realized and reported as taxable income on Mr. Karmazin’s Form W-2. The amount reported on Mr. Karmazin’s W-2 includes, among other items: (1) total cash wages and bonuses paid to Mr. Karmazin in 2009, less amounts deferred under our 401(k) plan and (2) the value of restricted stock awards that vested during 2009.

Grants of Plan-Based Awards in 2010

The following table provides information with respect to equity grants made during fiscal year 2010 to the named executive officers.

		All Other		Grant Date
		Option Awards:	Exercise or	Fair Value
		Number of Securities	Base Price of	of Stock and
		Underlying Options	Option Awards	Option Awards
Name	Grant Date	(#)(1)	($/Sh)(2)	($)(3)

Mel Karmazin	—	—	—	—
Scott A. Greenstein	—	—	—	—
James E. Meyer	—	—	—	—
Dara F. Altman	8/9/2010	1,052,300	1.0400	750,046
Patrick L. Donnelly	1/14/2010	13,163,495	0.6669	6,000,000
David J. Frear	8/9/2010	2,244,800	1.0400	1,600,022

(1)	All grants were made under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan. The stock option awards granted on August 9, 2010 vest in equal annual installments over four years from the date of grant and have a term of ten years. The option award granted on January 14, 2010 to Mr. Donnelly in connection with the extension of his employment agreement vests in four equal annual installments beginning on January 14, 2011 and has a term of ten years.

(2)	The exercise price of the options granted on August 9, 2010 are equal to the closing price of our common stock on the date of grant. The exercise price of the options granted to Mr. Donnelly on January 14, 2010 is equal to the last sale price of our common stock prior to the execution on January 14, 2010 of the employment agreement with Mr. Donnelly.

(3)	The aggregate grant date fair value of stock option awards was computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information with respect to the status at December 31, 2010 of all unexercised options and unvested restricted stock and restricted stock units awarded to each of the named executive officers.

	Option Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or Units	of Shares or
	Unexercised	Unexercised	Option		of Stock that	Units of Stock
	Options	Options	Exercise	Option	have not	that have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(7)

Mel Karmazin(1)	30,000,000	90,000,000	0.43	12/31/2014	—	—
Scott A. Greenstein(2)	1,000,000	—	3.14	5/5/2014	—	—
	1,250,000	—	6.6020	8/8/2015	—	—
	326,250	108,750	3.70	2/1/2017	—	—
	303,500	303,500	2.87	1/23/2018	—	—
	—	20,826,102	0.43	7/27/2019	—	—
James E. Meyer(3)	50,000	—	6.75	12/14/2011	—	—
	66,666	—	1.04	8/11/2013	—	—
	1,350,000	—	5.54	2/2/2016	—	—
	384,000	128,000	3.70	2/1/2017	—	—
	353,500	353,500	2.87	1/23/2018	—	—
	—	2,491,500	0.6735	8/31/2019	—	—
	2,126,746	18,888,738	0.5752	10/14/2019	—	—
Dara F. Altman(4)	415,250	1,245,750	0.6735	8/31/2019	85,866	139,962
	—	1,052,300	1.04	8/9/2020	—	—
Patrick L. Donnelly(5)	400,000	—	7.50	5/1/2011	—	—
	100,000	—	7.61	5/1/2011	—	—
	16,666	—	1.04	8/11/2013	—	—
	120,000	—	5.71	2/1/2016	—	—
	192,000	64,000	3.70	2/1/2017	—	—
	1,450,000	—	2.72	5/17/2017	—	—
	553,750	1,661,250	0.6735	8/31/2019	—	—
	—	13,163,495	0.6669	1/14/2020	—	—
David J. Frear(6)	1,150,000	—	1.85	8/11/2013	100,000	163,000
	700,000	—	6.61	8/10/2015	—	—
	230,250	76,750	3.70	2/1/2017	—	—
	241,500	241,500	2.87	1/23/2018	—	—
	1,000,000	500,000	3.10	2/12/2018	—	—
	553,750	1,661,250	0.6735	8/31/2019	—	—
	—	2,244,800	1.04	8/9/2020	—	—

(1)	Outstanding equity awards for Mr. Karmazin vest in four equal installments on December 31, 2010, December 31, 2011, June 30, 2012 and December 31, 2012.

(2)	Outstanding equity awards for Mr. Greenstein vest as follows: options granted at an exercise price of $3.14 vested immediately on the date of grant on May 5, 2004; options granted at an exercise price of $6.60 vested in three equal annual installments from the date of grant on August 8, 2005; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vest in four equal annual installments from the date of grant on January 23, 2008; and options granted at an exercise price of $0.43 vest in four equal annual installments commencing on July 26, 2010.

(3)	Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $6.75 vested 50% on the date of grant on December 14, 2001 and 25% per year thereafter; options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.54 vested in four equal annual installments from the date of grant on February 2, 2006; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vest in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; and options granted at an exercise price of $0.5752 vest in four equal annual installments from the date of grant on October 14, 2009.

(4)	Outstanding equity awards for Ms. Altman vest as follows: options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $1.04 vest in four equal annual installments from the date of grant on August 9, 2010; and 85,866 shares of restricted stock vested on February 1, 2011.

(5)	Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $7.50 vested 41.25% on the date of grant on May 1, 2001, 19.75% on October 15, 2001, 19.5% on April 15, 2002 and 19.5% on October 15, 2002; options granted at an exercise price of $7.61 vested immediately on the date of grant on May 1, 2001; options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.71 vested in four equal annual installments from the date of grant on February 1, 2006; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.72 vested in three equal annual installments from the date of grant on May 17, 2007; options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; and options granted at an exercise price of $0.6669 vest in four equal annual installments from the date of grant on January 14, 2010.

(6)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $1.85 vested either (i) in three equal annual installments on July 1, 2004, July 1, 2005, and July 1, 2006, (ii) on March 15, 2004 as a result of the satisfaction of performance targets for the year ended December 31, 2003, or (iii) on March 15, 2005 as a result of the satisfaction of performance targets for the year ended December 31, 2004; options granted at an exercise price of $6.61 vested in three equal annual installments from the date of grant on August 10, 2005; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vested in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $3.10 vested in three equal annual installments from the date of grant on February 12, 2008; options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $1.04 vest in four equal annual installments from the date of grant on August 9, 2010; and 100,000 restricted stock units vested on February 18, 2011.

(7)	Amount is based on the closing price on the NASDAQ Global Select Market of our common stock of $1.63 on December 31, 2010.

Option Exercises and Stock Vested in 2010

The following table provides information with respect to option exercises and restricted stock and restricted stock units that vested during 2010.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Mel Karmazin	—	—	—	—
Scott A. Greenstein	6,942,034	4,128,209	—	—
James E. Meyer	5,000,000	4,708,362	—	—
Dara F. Altman	—	—	193,200	180,681
Patrick L. Donnelly	—	—	91,668	98,085
David J. Frear	—	—	100,000	93,400

(1)	Value realized on exercise is based on the gain, if any, equal to the difference between the closing prices on the NASDAQ Global Select Market of the stock being acquired upon exercise on the exercise date less the exercise prices, multiplied by the number of options being exercised.

(2)	Value realized on vesting is based on the closing price on the NASDAQ Global Select Marketing of our common stock on the date of vesting.

Non-Qualified Deferred Compensation and Pension Benefits

We do not offer non-qualified deferred compensation or pension benefits to our named executive officers.

Potential Payments or Benefits Upon Termination or Change-in-Control

Employment Agreements

We have entered into an employment agreement with each of our named executive officers that contains provisions regarding payments or benefits upon a termination of employment or change of control.

Mel Karmazin

In November 2004, we entered into a five year term employment agreement with Mel Karmazin to serve as our Chief Executive Officer. In June 2009, we amended our employment agreement with Mr. Karmazin to (i) extend the term of his employment agreement through December 31, 2012, (ii) increase his base salary from $1,250,000 per year to $1,500,000 per year beginning on January 1, 2010, and (iii) provide for a grant of an option to purchase 120,000,000 shares of our common stock, at an exercise price of $0.430 per share (the closing price of our common stock on the date of the amendment). Mr. Karmazin is also entitled under his employment agreement to an annual cash bonus as determined by the Compensation Committee.

The options granted to Mr. Karmazin in connection with the amending of his employment agreement vest in equal installments on each of December 31, 2010, December 31, 2011, June 30, 2012 and December 31, 2012, with potential accelerated vesting upon the termination of Mr. Karmazin’s employment by us without cause, by him for good reason, upon his death or disability and in the event of a change of control. These options will generally expire no later than December 31, 2014; provided that if the parties subsequently agree to extend the term of his employment agreement through December 31, 2013 or later, then the term of these options will automatically extend until the later of (i) December 31, 2015 and (ii) the date that is one year following the date that such new employment agreement expires, but no later than the 10th anniversary of the date of grant.

In the event Mr. Karmazin’s employment is terminated by us without cause or by Mr. Karmazin for good reason, his unvested stock options will vest and become exercisable, and we will be obligated to pay Mr. Karmazin upon termination, in a lump sum, his current base salary through December 31, 2012, any earned but unpaid annual bonus, a pro rata portion of his target bonus for the year in which the termination occurs (if established) and to continue his health and life insurance benefits through December 31, 2012.

In the event Mr. Karmazin’s employment is terminated as a result of his death or by us as a result of his disability, subject to Mr. Karmazin (or his beneficiary or his estate, as applicable) executing a release of claims, the vesting of his unvested stock options will accelerate and become exercisable.

In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Scott A. Greenstein

In July 2009, we entered into a new employment agreement with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through July 27, 2013. The employment agreement provides for an initial annual base salary of $850,000 and specified increases to no less than $925,000 in January 2010, $1,000,000 in January 2011, $1,100,000 in January 2012, and $1,250,000 in January 2013. Mr. Greenstein is also entitled to participate in any bonus plans generally offered to our executive officers.

In connection with the execution of the employment agreement, we granted Mr. Greenstein an option to purchase 27,768,136 shares of our common stock at an exercise price of $0.43 per share (the closing price of our common stock on the date of the employment agreement). These options vest in four equal installments on each of July 26, 2010, July 26, 2011, July 26, 2012 and July 26, 2013, with potential accelerated vesting upon the termination of Mr. Greenstein’s employment by us without cause, by him for good reason, and upon his death or disability. These options will generally expire no later than July 27, 2019, subject to earlier termination following Mr. Greenstein’s termination of employment.

In the event Mr. Greenstein’s employment is terminated by us without cause or he terminates his employment for good reason, subject to his execution of a release of claims, we are obligated to pay him a lump sum payment equal to his then annual salary and the cash value of the bonus last paid or payable to him in respect of the fiscal year preceding the fiscal year in which the termination occurs and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

James E. Meyer

In October 2009, we entered into a new employment agreement with James E. Meyer to continue to serve as our President, Operations and Sales, through May 1, 2013. The employment agreement provides for an initial base salary of $950,000 with specified increases to $1,100,000 in January 2010, $1,200,000 in May 2011, and $1,300,000 in June 2012. In 2010, Mr. Meyer waived the increase in his base salary that was scheduled to take effect in May 2011 under his employment agreement. In February 2011, we entered into an amendment to our employment agreement with Mr. Meyer. The amendment changed the date that Mr. Meyer may elect to retire from April 2011 to May 2012, delayed a previously scheduled increase in Mr. Meyer’s base salary from May 1, 2012 to June 1, 2012 and eliminated our obligation to offer Mr. Meyer a one-year consulting agreement upon expiration of his employment agreement or upon his retirement.

In connection with the execution of the employment agreement, we granted Mr. Meyer an option to purchase 25,184,984 shares of our common stock at an exercise price of $0.5752 per share (the closing price of our common stock on date of the employment agreement). The options generally vest in four equal annual installments on each of October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013, and expire on October 14, 2019, with potential accelerated vesting upon the termination of Mr. Meyer’s employment agreement by us without cause or by him for good reason. If Mr. Meyer’s employment is terminated due to his death or by us as a result of his disability, the vesting of the portion of his option award that otherwise would have become vested within 12 months following the date of such termination will accelerate.

If Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to continue his health benefits for 18 months and his life insurance benefits for one year and pay him a lump sum payment within 60 days, equal to Mr. Meyer’s annual base salary plus the greater of (x) a bonus equal to 60% of his then annual base salary or (y) the prior year’s bonus actually paid to him (the “Designated Amount”). In the event Mr. Meyer elects to retire in May 2012, subject to his execution of a release of claims and his compliance with certain restrictive covenants and generally in lieu of any other payments under his employment agreement, we are obligated to continue his health benefits for two years and pay him a lump sum within 60 days equal to two times the Designated Amount.

In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Dara F. Altman

In September 2008, we entered into a three year employment agreement with Dara F. Altman to serve as our Executive Vice President and Chief Administrative Officer through September 25, 2011. This employment agreement provides for an annual base salary of $446,332, subject to approved increases.

If Ms. Altman’s employment is terminated without cause or she terminates her employment for good reason, subject to her execution of a release of claims, we are obligated to continue her medical, dental and life insurance benefits for 24 months following her termination and pay her a lump sum severance payment, in cash equal to two times the sum of (1) her base salary as in effect immediately prior to the termination date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason, and (2) the higher of (a) the last annual bonus actually paid to her and (b) 55% of her base salary as in effect immediately prior to the termination date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason, and a cash amount equal to the sum of (1) a pro rata cash bonus award for the uncompleted plan year in which the termination occurs and (2) any unpaid incentive compensation that is contingent only upon the continued employment of Ms. Altman and that was allocated or awarded to Ms. Altman for the completed fiscal year or other measuring period preceding the date of termination. We are also obligated to pay outplacement services for a period up to two years or until Ms. Altman accepts an offer of employment. In addition, all options to purchase our common stock, restricted stock units or restricted shares of common stock issued by us to her during the term that are held by her on the termination date shall immediately vest. Any such vested but unexercised stock options shall expire 90 days following the termination.

In the event that any payment we make, or benefit we provide, to Ms. Altman would require her to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Ms. Altman the amount of such tax and any additional amount as may be necessary to place her in the exact same financial position that she would have been in if the excise tax was not imposed.

Patrick L. Donnelly

In January 2010, we entered into a new employment agreement with Patrick L. Donnelly to continue to serve as our Executive Vice President, General Counsel and Secretary, through January 13, 2014. The employment agreement provides for an annual base salary in 2010 of $575,000, subject to specified increases to no less than $625,000 in January 2011, $675,000 in January 2012, and $725,000 in January 2013. In 2010, Mr. Donnelly waived the increase in his base salary that he would have been entitled to in 2011 under his employment agreement.

In connection with the execution of the employment agreement, we granted Mr. Donnelly an option to purchase 13,163,495 shares of our common stock at an exercise price of $0.6669 per share (the last sale price of our common stock on The NASDAQ Global Select Market prior to the execution of the employment agreement). The option will generally vest in four equal annual installments on each of January 14, 2011, January 14, 2012, January 14, 2013 and January 14, 2014, and expires on January 14, 2020, with potential accelerated vesting upon the termination of Mr. Donnelly’s employment agreement by us without cause, by him for good reason, due to his death or by us as a result of disability.

If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, subject to an execution of a release of claims, we are obligated to pay him a lump sum payment equal to his then annual salary and the cash value of the bonus last paid or payable to him in respect of the preceding fiscal year and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and any additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

David J. Frear

In June 2003, we entered into an employment agreement with David A. Frear to serve as our Executive Vice President and Chief Financial Officer. The employment agreement was amended in August 2005 and February 2008, and is effective through July 31, 2011. The employment agreement, as amended, provides for an annual base salary of $750,000, subject to approved increases.

If Mr. Frear’s employment is terminated without cause or he terminates his employment for good reason, subject to his execution of a release of claims, we are obligated to pay him a lump sum equal to his annual salary as of the date of the termination and the last annual bonus actually paid to him and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

2003 Long-Term Stock Incentive Plan

Messrs. Greenstein, Meyer, Donnelley and Frear also have outstanding options or restricted stock units as of December 31, 2010 that were granted under the 2003 Long-Term Stock Incentive Plan. Under the 2003 Long-Term Stock Incentive Plan, the outstanding equity awards granted to these named executive officers are subject to potential accelerated vesting upon a change of control. In addition, Mr. Frear’s award agreements relating to options and restricted stock units granted to him in February 2008 under the 2003 plan provide that such equity awards are subject to potential accelerated vesting upon his death and disability. All of the outstanding options granted under the 2003 plan held by the named executive officers were “out-of the money” as of December 31, 2010, and, therefore, are not included in the table of potential payments and benefits below.

2009 Long-Term Stock Incentive Plan

All of our named executive officers have outstanding equity awards as of December 31, 2010 that were granted under the 2009 Long-Term Stock Incentive Plan. Under the terms of the 2009 plan, the outstanding equity awards granted to the named executive officers are subject to potential accelerated vesting upon termination without cause by the company or termination by the executive for good reason during a two year period following a change of control, to the extent outstanding awards granted under the plan are either assumed, converted or replaced by the resulting entity in the event of a change of control.

Potential Payments and Benefits

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change-in-control had occurred as of December 31, 2010:

		Lump Sum	Accelerated	Continuation of
		Severance	Equity	Insurance	Excise Tax
		Payment	Vesting(1)	Benefits(2)	Gross-Up	Total
Name	Triggering Event	($)	($)	($)	($)	($)

Mel Karmazin	Change-in-control	—	108,000,000	—	7,123,771	115,123,771
	Termination due to death or disability	—	108,000,000	—	—	108,000,000
	Termination without cause or for good reason	3,000,000	108,000,000	32,487	—	111,032,487
	Termination without cause or for good reason following change-in-control	3,000,000	108,000,000	32,487	8,731,686	119,764,173
Scott A. Greenstein	Termination due to death or disability	—	24,991,322	—	—	24,991,322
	Termination without cause or for good reason	1,925,000	24,991,322	18,679	—	26,935,001
	Termination without cause or for good reason following change-in-control	1,925,000	24,991,322	18,679	—	26,935,011
James E. Meyer	Termination due to death or disability	—	6,641,280	—	—	6,641,280
	Termination without cause or for good reason	2,350,000	19,923,841	29,629	—	22,303,470
	Termination for scheduled retirement(3)	4,700,000	—	49,781	—	4,749,781
	Termination without cause or for good reason following change-in-control	2,350,000	22,306,961	29,629	—	24,686,590
Dara F. Altman	Termination without cause or for good reason	2,092,663	1,952,378	51,928	—	4,096,969
	Termination without cause or for good reason following change-in-control	2,092,663	1,952,378	51,928	—	4,096,969
Patrick L. Donnelly	Termination due to death or disability	—	12,677,762	—	—	12,677,762
	Termination without cause or for good reason	1,325,000	12,677,762	20,153	—	14,022,915
	Termination without cause or for good reason following change-in-control	1,325,000	14,266,748	20,153	—	15,611,901
David J. Frear	Change-in-control	—	163,000	—	—	163,000
	Termination due to death or disability	—	163,000	—	—	163,000
	Termination without cause or for good reason	1,600,000	—	18,679	—	1,618,679
	Termination without cause or for good reason following a change-in-control	1,600,000	3,076,418	18,679	—	4,695,097

(1)	Amounts were calculated based on the closing price on the NASDAQ Global Select Market of our common stock on December 31, 2010 of $1.63. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options. The accelerated vesting of restricted stock and restricted stock units is valued at the closing price times the number of shares of restricted stock and restricted stock units.

(2)	Assumes that medical and dental benefits would be continued under COBRA for up to 18 months at current rates; thereafter assumes rate of two times current employer costs, unless otherwise indicated in the employment agreement. Assumes that life insurance would be continued at rate of two times current employer cost. For Ms. Altman, also includes the present value of up to two years of outplacement services upon termination without cause or for good reason pursuant to the terms of her employment agreement.

(3)	Refers to scheduled retirement in May 2012 pursuant to the terms of Mr. Meyer’s employment agreement.

Ratification of Independent Registered Public Accountants
(Item 2 on Proxy Card)

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accountants for 2011. As such, KPMG will audit and report on our financial statements for the year ending December 31, 2011. KPMG has served as our independent registered public accountants since September 2008. The Audit Committee and the board are requesting, as a matter of policy, that stockholders ratify the selection of KPMG. The Audit Committee and the board are not required to take any action as a result of the outcome of the vote on this proposal.

Representatives of KPMG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The board of directors unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2011.

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2010 and 2009:

	For the Year Ended
	December 31,
	2010	2009

Audit fees(1)	$1,872,327	$2,175,458
Audit-related fees(2)	98,350	183,725
Tax fees(3)	22,969	—
All other fees(4)	—	22,187

	$1,993,646	$2,381,370

(1)	Audit fees billed by KPMG related to the audits of our annual consolidated financial statements and internal control over financial reporting; the review of our interim consolidated financial statements; review of documents filed with the SEC, including comfort letters, consents and registration statements; and reimbursement for direct out-of-pocket expenses.

(2)	Audit-related fees billed by KPMG related to audits of employee benefit plans.

(3)	Fees billed for state and local tax consulting services.

(4)	Fees billed for all other services rendered to us for state and local tax compliance and consulting services related to engagements originating prior to KPMG’s appointment as our independent auditor.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and an independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and she has accounting and related financial management expertise within the meaning of the NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited financial statements with management and with our independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Audit Committee

Joan L. Amble, Chairwoman
Eddy W. Hartenstein
James P. Holden
James F. Mooney

Advisory Vote on Executive Compensation
(Item 3 on Proxy Card)

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers. While the results of the vote are non-binding and advisory in nature, the board of directors intends to consider the results of this vote.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather our executive compensation as disclosed in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

The board of directors recommends that stockholders vote “FOR” this proposal.

What is the advisory vote on the “say-on-pay” proposal?

You are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives stockholders the opportunity to approve or disapprove, in a non-binding vote, of our executive compensation.

What factors should I consider in voting on this proposal?

We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis, beginning on page 21 of this proxy statement.

As discussed at length in the Compensation Discussion and Analysis, we believe that our executive compensation program is reasonable, competitive and strongly focused on performance. Through equity-based incentives, we also align the interests of our named executive officers with those of our stockholders and the long-term interests of SIRIUS XM. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives. We believe that the 2010 compensation of our named executive officers was appropriate and aligned with our 2010 results and position us for continued strong performance in future years.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
(Item 4 on Proxy Card)

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the board of directors intends to consider the results of this vote.

After consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every three years (triennially) is the most appropriate policy for us. Our reasons include:

•	We value consistency and we do not expect our executive compensation program to change significantly from year to year;

•	In our view, our executive compensation program does not contain any significant risks that might be of concern to our stockholders;

•	A longer frequency is generally consistent with our long-term compensation objectives; and

•	Our executive compensation program is designed to reward and incentivize long-term performance and a triennial vote corresponds more closely with our long-term incentive awards, which typically vest over a three or four year period.

We encourage our stockholders to evaluate our executive compensation program over a multi-year horizon and to review our named executive officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table. We believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our board of directors and Compensation Committee to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation program that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the compensation committee’s actions in context. Because the advisory vote on executive compensation occurs after we have already implemented our executive compensation program for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. We view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on executive compensation. In addition, because our executive compensation program has not typically changed materially year-to-year and is designed to operate over the long-term and to enhance long-term performance, an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. We believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, but we intend to periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation program or other circumstances suggest that such a vote would be appropriate.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The board of directors recommends that stockholders vote “THREE YEARS” with respect to the frequency with which stockholders are provided an advisory vote on the compensation paid to our named executive officers.

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011

This proxy statement and our annual report for the year ended December 31, 2010 are available for you to view online at http://bnymellon.mobular.net/bnymellon/siri.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
April 12, 2011

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations
Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Tim e on the day prior to annual meeting day. Sirius XM Radio Inc. INTERNET http://www.proxyvoting.com/siri Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 97624 FOLD AND DETACH HERE A. Sirius XM’s Directors recommend a vote FOR each director (please mark your vote for each director separately). Please mark your votes as indicated in this example X Item 1. Election of Directors for a Term of one year FOR AGAINST ABSTAIN 1.1 Joan L. Amble 1.2 Leon D. Black 1.3 Lawrence F. Gilberti 1.4 Eddy W. Hartenstein FOR AGAINST ABSTAIN 1.5 James P. Holden 1.6 Mel Karmazin 1.7 James F. Mooney 1.8 Jack Shaw B. Sirius XM’s Directors recommend a vote FOR Proposals 2-3. FOR AGAINST ABSTAIN Item 2. Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2011. Item 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. C. Sirius XM’s Directors recommends a vote for stockholder approval EVERY (3) YEARS on Item 4. 1 YEAR 2 YEARS 3 YEARS ABSTAIN Item 4. Advisory (non-binding) vote on frequency of future executive compensation votes. Mark Here for Address Change or Comments SEE REVERSE The signature should correspond exactly with stockholders name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title. Signature Signature Date

SIRIUS XM RADIO INC. ADMISSION TICKET 2011 ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, MAY 25, 2011 9:00 A.M. TO BE HELD AT THE EQUITABLE CENTER THE AUDITORIUM 787 SEVENTH AVENUE NEW YORK, NEW YORK THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and 2010 Annual Report, are available at: http://www.proxyvoting.com/siri FOLD AND DETACH HERE SIRIUS XM RADIO INC. Proxy Solicited on behalf of the Board of Directors of Sirius XM Radio Inc. The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein the undersigned’s shares of Sirius XM Radio Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) and shares of Convertible Perpetual Preferred Stock, Series B-1, at the Annual Meeting of Stockholders of Sirius XM Radio Inc. to be held on Wednesday, May 25, 2011, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York, and at any adjournments thereof upon all matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed on the reverse hereof by the Stockholder. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein and FOR Items 2 and 3 and EVERY (3) YEARS on Item 4. (Continued and to be dated and signed on the reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WO# 97624